Exhibit 10.10

CONFIDENTIAL

SETTLEMENT AGREEMENT
AND
MUTUAL RELEASE

          This Confidential Settlement Agreement and Mutual Release, hereinafter referred to as the “Agreement,” is entered into as of this ___day of March, 2005, by and between RETAIL VENTURES, INC. and VALUE CITY DEPARTMENT STORES, LLC, successor by merger to Value City Department Stores, Inc., (collectively “the Company”), and JOHN C. ROSSLER (“Rossler”).

          WHEREAS, Rossler was employed as Chief Executive Officer of the Company pursuant to a written employment agreement dated July 24, 2002; and

          WHEREAS, Rossler’s employment has been terminated by the Company and disputes have arisen between Rossler and the Company arising from this termination, relating to interpretation of his employment agreement and involving stock options, restricted stock, bonuses, severance and related benefits and the effective date of termination under the employment agreement (collectively “the Disputes”); and

          WHEREAS, Rossler and the Company desire to settle the Disputes between them and have reached an agreement to settle the Disputes;

          NOW THEREFORE, in consideration of the execution of this Agreement and the consideration, promises and releases provided for herein, Rossler and the Company agree as follows:

          1. Each party hereto acknowledges that the terms of this Agreement will remain forever confidential, and that each party will not disclose to anyone the terms, including amounts provided in this Agreement, except to the extent required by law, required by accounting regulations, required by a governmental agency, required by a valid subpoena, required for the purpose of exercising Rossler’s stock options, or as required by either party’s accountants or bankers.

          2. Each party hereto acknowledges that neither the execution nor the performance of this Agreement is intended as and shall not constitute an admission of liability by either party, and further that this Agreement has been entered into solely to avoid the costs, expenses and uncertainties of arbitration of the Disputes between the parties, and for no other purpose.

          3. The parties agree to January 14, 2005 as the effective date of the termination of Rossler’s employment with the Company under the employment agreement and agree that Rossler’s restricted stock awarded under his employment agreement vests on this date, and that he is therefore entitled to his shares of restricted stock as of this date. Rossler agrees that he must pay the withholding taxes on this restricted stock no later than ten days after the execution of this Agreement, at which time the shares shall be transferred by the Company to Rossler. The Company agrees to amend Rossler’s Form W-2 for 2004 as it relates to this restricted stock, and Rossler agrees to be responsible for the payment of any penalty associated with amending this 2004 Form W-2.

          4. The parties agree that Rossler has until April 14, 2005 to exercise his standard and performance stock options and the Company will allow these options to be exercised without challenge. Rossler agrees that he is responsible for paying any applicable taxes on the exercise of these options and agrees to indemnify the Company for any tax liability the Company might incur as a result of Rossler’s exercise of these options.

          5. The Company agrees to continue paying Rossler the severance and related health benefits currently being paid through December 20, 2005, and Rossler agrees to waive any claims for severance beyond December 20, 2005. If Rossler furnishes to the Company a Form W-4 by which he declares that he is a Florida resident, the Company agrees to stop withholding Ohio taxes on these severance payments.

          6. The parties agree that Rossler may keep the automobile in his possession until March 31, 2005, and Rossler agrees that on or before this date he will turn this automobile in to the Lexus dealer in Naples, Florida.

          7. Rossler specifically agrees that any claim he might have to a bonus for the year 2004 is being released as part of the mutual release provided for herein.

          8. Subject to paragraph 10 hereof, Rossler, for himself and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns, hereby releases and forever discharges the Company, and all parent corporations, subsidiaries, affiliated entities, executives, owners, agents, employees, officers, directors, successors and their assigns, from any and all liabilities, claims, demands, damages, expenses, actions and/or causes of action of any kind or description, in any manner, directly or indirectly, arising from the Disputes between Rossler and the Company arising from the termination of his employment. Rossler specifically agrees that this release and the release he previously executed on February 2, 2005 collectively give the Company a full and final release of any and all claims, known or unknown, arising out of or in any way related to his employment with the Company.

          9. Subject to paragraph 10 hereof, the Company, for itself and all parent corporations, subsidiaries, affiliated entities, executives, owners, agents, employees, officers, directors, successors and their assigns, hereby releases and forever discharges Rossler, and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns, from any and all liabilities, claims, demands, damages, expenses, actions and/or causes of action of any kind or description, in any manner, directly or indirectly, arising from the Disputes between Rossler and the Company arising from the termination of his employment. Rossler agrees that this release is intended to be specifically limited to the Disputes arising from the termination of Rossler’s employment, as referenced in this Agreement. Rossler also agrees that his continuing obligations under the employment agreement, i.e., non-competition, non-solicitation, etc., remain in effect.

          10. Notwithstanding the foregoing two paragraphs, it is expressly understood and agreed that this Agreement does not release any claims which may arise as a result of a breach of this Agreement.

          11. The parties agree that this Agreement shall be governed by and construed in accordance with Ohio law, and that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to either the Court of Common Pleas of Franklin County, Ohio, or the United States District Court for the Southern District of Ohio, Eastern Division, located in Columbus, Ohio, and each party hereby waives any and all challenges to jurisdiction and venue in such court.

          12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of either party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

          IN WITNESS WHEREOF, each of the parties has caused this Confidential Settlement Agreement and Mutual Release to be executed by a duly authorized representative as of the day and year first above written.

/s/ John C. Rossler

JOHN C. ROSSLER

VALUE CITY DEPARTMENT STORES, LLC

By	/s/ James A. McGrady

RETAIL VENTURES, INC.

By	/s/ James A. McGrady

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